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                                                                    EXHIBIT 10.1


                                 METALLURG, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan Agreement (the "Agreement"), made and entered into as of this 1st day of June, 2005, by and between METALLURG, INC., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Corporation"), and ERIC E. JACKSON ("Executive").

WHEREAS, Executive has been in the employ of the Corporation for nine years and has now and for years past faithfully served the Corporation;

WHEREAS, it is the consensus of the Board of Directors (the "Board") that Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity;

WHEREAS, the Board believes that Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services so essential to the Corporation's future growth and profits that it would suffer severe financial loss should Executive terminate his services;

WHEREAS, it is the desire of the Corporation and Executive to enter into this Agreement, which under certain circumstances would provide Executive with a percentage of his current salary for a certain number of years after he retires from his employment with the Corporation, as set forth below;

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for Executive, as a member of a select group of management or highly compensated employees of the Corporation for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

WHEREAS, Executive is fully-advised of the Corporation's financial status and has had substantial input in the design and operation of this benefit plan;

NOW, THEREFORE, in consideration of Executive's services performed in the past and those to be performed in the future, and based upon the mutual promises and covenants contained herein, the Corporation and Executive agree, as follows:

I.    DEFINITIONS

   A. "Cause" shall mean: (i) Executive's conviction of (or pleading of nolo contendere to) a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct involving the Corporation; (ii) Executive's engagement in willful misconduct, willful or gross neglect, fraud, insubordination, misappropriation or embezzlement to the material and demonstrable detriment of the Corporation; or (iii) Executive's breach of any material term and provision of Executive's Employment Agreement, dated as of November 19, 1998, by and between the Corporation and Executive (the "Employment Agreement"), if Executive fails to cure any such breach within 20 days following written notice from the Corporation specifying such breach.

   B. "Early Retirement Date" shall mean the date of Executive's termination of employment on or after Executive's attainment of age 62, and prior to the Normal Retirement Date.

   C. "Good Reason" shall mean the occurrence of any of the following events, without Executive's prior consent: (i) the material change of Executive's authority, duties and responsibilities, or the assignment to Executive of duties materially different from Executive's position or positions with the Corporation; (ii) a reduction in the base salary of Executive; (iii) the failure by the


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      Corporation to obtain an agreement in form and substance reasonably satisfactory to Executive from any successor to the business of the Corporation to assume and agree to perform the Employment Agreement and this Agreement; or (iv) the Corporation materially breaches the terms and provisions of the Employment Agreement and fails to cure such breach within 20 days following written notice from Executive specifying such breach.

   D. "Normal Retirement Date" shall mean the first day of the calendar month following the month in which Executive reaches his 65th birthday.

   E. "Tax-Qualified Plan" shall mean The Pension Plan of Metallurg, Inc., or any successor thereto.

   F. "Tax-Qualified Plan Reduction Amount" shall mean the amount of the monthly payment under the Tax-Qualified Plan that would be paid to Executive assuming (i) payment under the Tax-Qualified Plan in the normal form of payment thereunder to an unmarried participant with no beneficiary, (ii) that Executive were to remain alive and continue receiving payment, and
      (iii) concurrent commencement of the payments under this Agreement and the Tax-Qualified Plan, provided, that if Executive's benefits under this Agreement shall commence before benefits may commence under the terms and conditions of the Tax-Qualified Plan, the Tax-Qualified Plan Reduction Amount shall be the monthly amount that would be payable, actuarially adjusted using the factors under the Tax-Qualified Plan that would apply at the earliest commencement date available under the Tax-Qualified Plan, interpolated so as to apply at the time of commencement of benefits under this Agreement. Thus, for example, in determining the Tax-Qualified Plan Reduction Amount, the actuarial reduction for terminations between ages 53 and 55 to the amount would be (if the provisions of the Tax-Qualified Plan were to remain unchanged) 1/360 per month (i.e., the same reduction as applies under the Tax-Qualified Plan for terminations from ages 55 to 60).

II.   BENEFITS

The following benefits shall be provided by the Corporation to Executive as and to the extent set forth below:

   A. Retirement Benefits.

      If Executive shall remain in the employment of the Corporation until the Normal Retirement Date, then, in such event, he shall be entitled to receive a monthly payment equal to (i) $252,000 per annum, payable on a monthly basis (i.e., $21,000), reduced by (ii) the applicable Tax-Qualified Plan Reduction Amount.

      Such retirement benefits shall commence on the first day of the month following Executive's 65th birthday, regardless of whether Executive has terminated his employment, and shall end with the monthly payment for the month of his 88th birthday.

      In the event Executive should die following the Normal Retirement Date but before he receives any and all benefits under this Agreement, the benefits set forth in the foregoing provisions of this Section II.A shall apply, except that (i) subject to clause (ii), the amount payable to Executive's estate or designated beneficiary shall be reduced so that each payment shall be 65% of the amount otherwise payable, and (ii) the form of distribution shall, in lieu of the stream of payments contemplated by clause (i), be ratable monthly payments over 36 months which have an actuarially equivalent value to such stream of payments, determined using the actuarial assumptions under the Tax-Qualified Plan that would apply at the time of death.



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   B. Early Retirement.

      If Executive terminates his employment without Good Reason on or after his attainment of age 62 and before attainment of age 65, he shall be entitled to receive a monthly payment equal to (i)(A) $252,000 per annum, payable on a monthly basis (i.e., $21,000), multiplied by (B) the applicable vested proportion (as provided in Section III), reduced by (ii) the applicable Tax-Qualified Plan Reduction Amount. The amount set forth in the foregoing clause (i) shall be actuarially adjusted for any commencement before age 65 in accordance with Exhibit A hereto, which is hereby incorporated herein by reference.

      Such benefits shall commence as of the first day of the month following Executive's termination of employment and shall end with the monthly payment for the month of his 88th birthday. In the event that Executive should die following such Early Retirement but before he receives any and all benefits under this Agreement, the benefits set forth in the foregoing paragraph shall apply, except that (i) subject to clause (ii), the amount payable to Executive's estate or designated beneficiary shall be reduced so that each payment shall be 65% of the amount otherwise payable, and
      (ii) the form of distribution shall, in lieu of the stream of payments contemplated by clause (i), be ratable monthly payments over 36 months which have an actuarially equivalent value to such stream of payments, determined using the actuarial assumptions under the Tax-Qualified Plan that would apply at the time of death.

   C. Other Vesting Events.

      If Executive's employment is terminated before he attains age 65 by the Corporation without Cause, by the Corporation on account of disability or by Executive for Good Reason, then Executive shall be entitled to receive a monthly payment, ending with the monthly payment for the month of his 88th birthday, equal to (i) (A) $252,000 per annum, payable on a monthly basis (i.e., $21,000), multiplied by (B) the applicable vested proportion (as provided in Section III), reduced by (ii) the applicable Tax-Qualified Plan Reduction Amount. The amount set forth in the foregoing clause (i) shall be actuarially adjusted for any commencement before age 65 in accordance with Exhibit A hereto. Such benefit payments shall commence as of the first day of the month following Executive's termination of employment and the form of distribution shall, in lieu of the stream of monthly payments contemplated by clause (i), be made in four substantially equal payments over 24 months which have an actuarially equivalent value to such stream of monthly payments, determined using the actuarial assumptions under the Tax-Qualified Plan that would apply at the time of death. In the event that Executive should die following such aforementioned termination of employment but before he receives any and all benefits under this Agreement, the benefits set forth in the foregoing provisions of this paragraph shall apply, and shall be paid to Executive's estate or designated beneficiary.

      In the event Executive's employment is terminated on account of Executive's death before attainment of age 65, the benefits set forth in the foregoing paragraph shall apply, except that (i) subject to clause
      (ii), the amount payable to Executive's estate or designated beneficiary shall be reduced so that each payment shall be 65% of the amount otherwise payable, and (ii) the form of distribution shall, in lieu of the stream of payments contemplated by clause (i), be ratable monthly payments over 36 months which have an actuarially equivalent value to such stream of payments, determined using the actuarial assumptions under the Tax-Qualified Plan that would apply at the time of death.

      For purposes of clarification, an example of the determination of Executive's benefits is set forth on Exhibit B hereto, which is hereby incorporated herein by reference.



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   D. Certain Terminations of Service.

      If Executive terminates his employment before attaining age 62, and such termination is not covered by Section II.C, or if Executive's employment is terminated by the Corporation for Cause, then, notwithstanding any other provision of this Agreement, all benefits under this Agreement shall thereupon be forfeited, and this Agreement shall be terminated in its entirety and otherwise become null and void.

III.  VESTING

If Executive has a termination of employment before his 65th birthday, and such termination entitles Executive (or his estate or beneficiaries) to receive a portion of the benefits under the foregoing provisions of this Agreement, then he shall be vested in his accrued benefit according to the following schedule (and shall forfeit the remainder of such benefits):

                      Date of Termination                      Vested Proportion
                      -------------------                      -----------------
On or after attaining age 53 but before attaining age 54             9/21
On or after attaining age 54 but before attaining age 55             10/21
On or after attaining age 55 but before attaining age 56             11/21
On or after attaining age 56 but before attaining age 57             12/21
On or after attaining age 57 but before attaining age 58             13/21
On or after attaining age 58 but before attaining age 59             14/21
On or after attaining age 59 but before attaining age 60             15/21
On or after attaining age 60 but before attaining age 61             16/21
On or after attaining age 61 but before attaining age 62             17/21
On or after attaining age 62 but before attaining age 63             18/21
On or after attaining age 63 but before attaining age 64             19/21
On or after attaining age 64 but before attaining age 65             20/21


IV.   RESTRICTIONS UPON FUNDING

The Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The obligations of the Corporation under this Agreement are unsecured and constitute a mere promise by the Corporation to make payments in the future. To the extent that Executive acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Corporation. The obligations under this Agreement are not intended to be funded obligations for purposes of the Internal Revenue Code of 1986, as amended (the "Code") or ERISA, and shall be construed consistently with this intent. Any payments under this Agreement shall be made out of the general assets of the Corporation.

The Corporation reserves the absolute right, at its sole discretion, either to fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such funding. Should the Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If the Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.


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Nothing in this Agreement is intended to or shall result in the Corporation, or any employee, agent, board, committee or affiliate thereof, being deemed a fiduciary to Executive or his estate or beneficiaries.

V.   ADMINISTRATION

The Board shall administer this Agreement, and shall be responsible for the management, control and administration of this Agreement as established herein. The Board may delegate to others certain aspects of the management and operation responsibilities of this Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals. The Board may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate, and without limiting the generality of the foregoing, the Board may interpret this Agreement, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Agreement, the decision of the Board shall be final and binding upon all persons and otherwise entitled to deference to the maximum extent permitted by law, except that, in the event of an arbitration under Section VI or other proper judicated dispute, the Board's determination of whether there exists "Cause" or "Good Reason" shall not be entitled to deference.

VI.  CLAIMS PROCEDURE

In the event a dispute arises over benefits under this Agreement and benefits are not paid to Executive or to his estate or beneficiary in the case of Executive's death, and such claimant feels he is entitled to receive such benefits, then a written claim must be made to the Board within 60 days from the date payments are refused. The Board shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within 90 days of receipt of such claim (i) their specific reasons for such denial, (ii) reference to the provisions of this Agreement upon which the denial is based, and (iii) any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by the claimant if a further review of the claim denial is desired. A claim shall be deemed denied if the Board fails to take any action within the aforesaid 90-day period.

If a claimant desires a second review, the claimant shall notify the Board in writing within 60 days of the first claim denial. The claimant may review this Agreement or any documents relating thereto and submit any written issues and comments the claimant feels may be appropriate. In the Board's sole discretion, it shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If a claimant continues to dispute the benefit denial, then the claimant shall submit the dispute for final arbitration. Such final arbitration shall be held in New York City in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, the claimant and the Corporation shall mutually select the arbitrator. If the claimant and the Corporation cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Corporation; provided, however, that if a dispute is resolved in favor of the Corporation, the claimant shall bear the claimant's own costs of the arbitration or litigation and shall reimburse the Corporation for the claimant's costs of the arbitration or litigation previously paid by the Corporation. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of the final arbitration with respect


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to any controversy properly submitted to it for determination. Nothing in this paragraph is intended to or shall limit any provision of Section V.

VII. MISCELLANEOUS

   A. Alienability and Assignment Prohibition.

      Under this Agreement, neither Executive, his widow nor any other beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of such benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation's liabilities shall forthwith cease and terminate.

   B. Binding Obligation of Corporation and Any Successor in Interest.

      The Corporation expressly agrees that it shall not merge or consolidate into or with another company or sell substantially all of its assets to another company, firm or person until such company, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

   C. Revocation and Amendment.

      It is agreed by and between the parties hereto that, during the lifetime of Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of Executive and the Corporation.

   D. No Rights to Employment or Other Service.

      Nothing in this Agreement shall confer on Executive any right to continue in the employ or other service of the Corporation or its affiliates or interfere in any way with the right of the Corporation or its affiliates and its shareholders to terminate Executive's employment or other service at any time.

   E. Certain Possible Changes to Distributions.

      Notwithstanding any provisions of this Agreement to the contrary, the commencement of distributions determined by reference to termination of employment shall be delayed by six months after termination, if (i) at the applicable time, the Corporation has any stock which is publicly traded on an established securities market and (ii) in the view of the Corporation such deferral is necessary or advisable to avoid the imposition of the 20% tax under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service). Any amounts delayed under the foregoing sentence shall be paid with the first permissible installment. Notwithstanding any other provisions of this Agreement to the contrary, and in addition to (and not in substitution for) the two preceding sentences, the Board retains the power and discretion to revise, amend, modify, reform or terminate this Agreement at any time in whole or in part, to the extent it deems necessary or advisable to avoid any acceleration of taxation (or the imposition of any additional tax or interest payments on delayed payments of tax) under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service).


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   F. Withholding.

      The Corporation shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

   G. Headings.

      Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

   H. Applicable Law.

      The validity and interpretation of this Agreement shall be governed by the laws of the State of New York without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the state of new york.

   I. Entire Agreement.

      This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. It is expressly acknowledged and agreed, for the avoidance of doubt, that this Agreement does not supercede the Employment Agreement between Executive and the Corporation, which remains in effect in accordance with its terms.

   J. Counterparts.

      This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.


                  [remainder of page intentionally left blank]




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IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read and duly executed this Agreement as of the date hereof.



                                            CORPORATION:

                                            METALLURG, INC.

                                            By: /s/ Heinz C. Schimmelbusch
                                                ------------------------------
                                                Name: Heinz C. Schimmelbusch
                                                Title: Chief Executive Officer


                                            EXECUTIVE:

                                            /s/ Eric E. Jackson
                                            ------------------------
                                            Eric E. Jackson





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                                    EXHIBIT A

                                Actuarial Factors
                                -----------------

                                            Early
                                          Retirement
                               Age         Factor
                                53         0.4333
                                54         0.4667
                                55         0.5000
                                56         0.5333
                                57         0.5667
                                58         0.6000
                                59         0.6333
                                60         0.6667
                                61         0.7333
                                62         0.8000
                                63         0.8667
                                64         0.9333
                                65         1.0000


Factors are linearly interpolated for months.




                                      A-1





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                                    EXHIBIT B

The following example illustrates the calculation of benefits under this Agreement if Executive's employment is terminated before he attains age 65:

         1. If Executive dies while employed at age 59-1/3, his benefits will commence as of the first day of the month to follow termination (in this case, the first day of the month to follow death).

         2. In that event, the benefit would be calculated as follows:

              (i)   $252,000/12 = $21,000

              (ii)  $21,000 x 15/21 = $15,000

              (iii) $15,000 x .6444 = $9,666

              (iv) The amount in (iii) above would be reduced by the monthly payment that would be payable to Executive under the Tax-Qualified Plan (in the normal form thereunder to an unmarried participant with no beneficiary), if benefits thereunder would commence on the first day of the month to follow termination. If the Tax-Qualified Plan does not contemplate benefit commencement at that time, then the reduction shall be determined by (x) determining the monthly benefit under the Tax-Qualified Plan at the earliest possible commencement date thereunder, and (y) actuarially adjusting it using the factors that would apply under the Tax-Qualified Plan at the earliest possible commencement date thereunder, interpolated so as to apply on the first day of the month to follow termination.

              (v) The amount in (iv) above would be multiplied by .65, because it is payable after death.

              (vi) The actuarial equivalent of the amount in (v) above paid monthly through the month containing Executive's 88th birthday (had he remained alive) would be paid ratably over a period of 36 months.



                                      B-1